As filed with the Securities and Exchange Commission on October 30, 2007	Registration No. 333-120523

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	33-0572969 (I.R.S. Employer Identification No.)

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

COSTCO WHOLESALE CORPORATION 401(K) RETIREMENT PLAN

(Full title of the plans)

Richard J. Olin

Vice President and General Counsel

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

____________________

CALCULATION OF REGISTRATION FEE

Title of shares to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.01 par value	20,000,000	$64.82	$1,296,400,000	$39,799.48

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In addition, pursuant to Rule 416(c) under the 1933 Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "1933 Act"), the amount of shares to be registered is the maximum amount of shares issuable hereunder. The figures herein represent good faith estimates of the aggregate number of shares of Common Stock of the Registrant that may be purchased by participants pursuant to the plan and are in addition to shares previously registered..

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Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. The price per share is the closing price of Registrant’s common stock on the Nasdaq National Market on October 25, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION

STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Costco Wholesale Corporation. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended September 2, 2007; and
(b)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, and any amendments or reports filed for the purpose of updating these descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporation Act (the “Corporation Act”) provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. At Article XIII of its Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of a director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Section 23B.08.560 of the Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations or indemnification contained in Section 23B.08.510—550 of the Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or

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omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article 10 of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify its directors as set forth in Article VII of the Amended and Restated Articles of Incorporation. Article 10 of the Bylaws further provides that the Registrant may, by action of the Board of Directors, grant rights to indemnification and advancement of expenses to officers, employees and agents of the corporation with the same scope and effect as the provisions of Article VII of the Articles of Incorporation with respect to the indemnification and advancement of expenses of directors of the corporation or pursuant to rights provided by the Corporation Act or otherwise.

The Registrant has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is included as Annex A to Schedule 14A filed December 13, 1999, and is incorporated by reference into this registration statement. The indemnification agreements provide the Registrant’s directors and certain of its officers with indemnification to the maximum extent permitted by the Corporation Act. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policies maintained by the Registrant for this purpose.

The above discussion of the Corporation Act and the Registrant’s Bylaws and Amended, Restated Articles of Incorporation, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such statute, Bylaws, Articles of Incorporation, and agreements.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number
Exhibit
4.1	Costco Wholesale Corporation 401(k) Retirement Plan (previously filed).
23.1
Consent of KPMG LLP, Registered Public Accounting Firm.
24
Power of Attorney (Included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

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individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on this 29th day of October, 2007.

Costco Wholesale Corporation

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By:  /s/ Richard. A. Galanti

Richard A. Galanti

Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 29, 2007.

* /s/ Jeffrey H. Brotman Jeffrey H. Brotman Chairman of the Board of Directors
* /s/ James D. Sinegal James D. Sinegal President, Chief Executive Officer and Director
/s/ Richard A. Galanti Richard A. Galanti Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
* /s/ Richard D. DiCerchio Richard D. DiCerchio Senior Executive Vice President, Chief Operating Officer and Director
* Dr. Benjamin S. Carson, Sr. Dr. Benjamin S. Carson, Sr., M.D. Director
____________________ Susan Decker Director

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___________________ Daniel J. Evans Director
* /s/ William H. Gates, II William H. Gates, II Director
* /s/ Hamilton E. James Hamilton E. James Director
____________________ Richard M. Libenson Director
____________________ John W. Meisenbach Director
____________________ Charles T. Munger Director
* /s/ Jill S. Ruckelshaus Jill S. Ruckelshaus Director
* /s/ David S. Petterson David S. Petterson Senior Vice President and Corporate Controller (Principal Accounting Officer)

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*By: /s/ Richard A. Galanti Richard A. Galanti Attorney-in-Fact

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Exhibit Index

Exhibit Number
Exhibit
4.1	Costco Wholesale Corporation 401(k) Retirement Plan (previously filed).
23.1
Consent of KPMG LLP, Registered Public Accounting Firm.
24
Power of Attorney (Included on the signature page of this Registration Statement).

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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Costco Wholesale Corporation:

We consent to the use of our reports dated October 24, 2007 with respect to the consolidated balance sheets of Costco Wholesale Corporation as of September 2, 2007 and September 3, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52-week period ended September 2, 2007, the 53-week period ended September 3, 2006 and the 52-week period ended August 28, 2005, and the effectiveness of internal control over financial reporting as of September 2, 2007, incorporated herein by reference

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective August 29, 2005, the beginning of the Company’s fiscal year ended September 3, 2006.

/s/ KPMG LLP

Seattle, Washington

October 29, 2007

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